Independent Auditors' Consent


The Board of Directors
Biospecifics Technologies Corp.:


We consent to incorporation by reference in the Registration Statements No. 33-95116 and No. 333-36485 on Form S-8 of Biospecifics Technologies Corp. of our report dated April 16, 1999, except as to note 2, which is as of May 10, 1999, relating to the consolidated balance sheet of Biospecifics Technologies Corp. and subsidiaries as of January 31, 1999 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the two-year period ended January 31, 1999, which report appears in the January 31, 1999 annual report on Form 10-KSB of Biospecifics Technologies Corp. Our report contains an explanatory paragraph that states that the Company has received a letter from the United States Food and Drug Administration regarding the possible revocation of the Company's license to manufacture its primary product which raises substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.




                                           KPMG LLP


Melville, New York
May 14, 1999